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                                                           EXHIBIT 10.12

                       SHARED SERVICES AGREEMENT


This Shared Services Agreement ("Agreement"), dated as of October 1, 2000, is between Toyota Motor Credit Corporation, a California corporation with its direct and indirect subsidiaries including specifically Toyota Motor Insurance Services (collectively referred to herein as "TMCC"), and Toyota Motor Sales, U.S.A., Inc., a California corporation, with its direct and indirect subsidiaries (collectively referred to herein as "TMS").

WHEREAS, prior to October 1, 2000, TMCC was a wholly-owned subsidiary of TMS; TMS provided certain services to TMCC, and TMCC provided certain services to TMS;

WHEREAS, on October 1, 2000, ownership of TMCC is being transferred from TMS to Toyota Financial Services Americas Corporation; and

WHEREAS, each party hereto desires to continue to use certain services of the other in exchange for arms-length compensation as more particularly described herein.

NOW, THEREFORE, based upon the foregoing and in consideration of the mutual covenants and conditions contained in this Agreement, TMS and TMCC hereby agree as follows:

1.Effective Date of Agreement. This Agreement shall commence effective as of October 1, 2000 and continue thereafter until this Agreement is terminated pursuant to the terms of this Agreement.

2.Shared Services.

(a)By TMS. If TMCC chooses to procure any of the facilities, equipment or services set forth on Attachment A hereto from any TMS entity, TMS agrees to perform such services and provide such facilities and equipment (the "TMS Services") to TMCC either directly or through an affiliate or third party vendor ("TMS Service Vendor") at fair, arm's length prices for such TMS Services as mutually agreed to by the parties. TMS agrees that the TMS Services to be performed by it will be performed in accordance with its normal procedures (as they may be amended from time to time) and using the same level of service and care that it follows in performing services for its own account.

(b)By TMCC. If TMS chooses to procure any of the facilities, equipment or services set forth on Attachment B hereto from any TMCC entity, TMCC agrees to perform such services and provide such facilities and equipment (the "TMCC Services") to TMS either directly or through an affiliate or third party vendor ("TMCC Service Vendor") , at fair, arm's length prices for such TMCC Services as mutually agreed to by the parties. TMCC agrees that the TMCC Services to be performed by it will be performed in accordance with its normal procedures (as they may be amended from time to time) and using the same level of service and care that it follows in performing services for its own account.

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(c)Shared Services.  The TMS Services and the TMCC Services are referred to as the "Shared Services".

(d)Changes in Scope. The parties may at any time by mutual written agreement modify and amend the Shared Services to be provided hereunder. If any such change requires an increase or decrease in the cost of or in the time required for the performance of any Shared Service, or otherwise affects any other provision of this Agreement, the parties shall agree to an equitable adjustment to the compensation (consistent with arm's length pricing), terms of performance and such other provisions of this Agreement as may be affected, and this Agreement shall be changed or modified in writing accordingly.

3.Compensation for Shared Services.

(a)Compensation to TMS. TMS shall be entitled to compensation (the "TMS Compensation") calculated on a fair, arm's length pricing basis for each particular TMS Service procured by TMCC hereunder, as mutually agreed to by the parties, as consideration for the TMS Services hereunder.

(b)Compensation to TMCC. TMCC shall be entitled to compensation (the "TMCC Compensation") calculated on a fair, arm's length pricing basis for each particular TMCC Service procured by TMS hereunder, as mutually agreed to by the parties, as consideration for the TMCC Services hereunder.

(c)Review of Prices and Services. TMS and TMCC periodically will review and evaluate the pricing and the fee methodology for each Shared Service, at least once a year, to ensure that said pricing and fee methodology fairly reflect arm's length pricing. In addition, at least once a year, TMS and TMCC will review the types of Shared Services provided and the service levels for such Shared Services.

(d)Payment of Compensation. Payment of the TMS Compensation to TMS and of the TMCC Compensation to TMCC shall be made quarterly in United States dollars, and shall be due and owing to the party performing such Shared Services after the other party's receipt of the charges owed.

(e)Proposed Change In Shared Service. In the event that the party providing a Shared Service ("Provider") intends to implement a change in a Shared Service (including any changes involving a TMS or TMCC Service Vendor or the services provider by such Service Vendor) which would have a material impact on the Shared Service being provided or the compensation payable by the other party, then the Provider shall give the other party hereto adequate notice (of at least 120 days) prior to implementation of such change, full and complete information about the change, and an opportunity to provide input and make an evaluation of such change. If the party receiving the Shared Service does not agree to the change, it may elect to cease procuring that Shared Service from the Provider. However, the Provider shall continue to provide the Shared Service (at the same service levels and for the same compensation) for a period of six months, or such other period as is mutually agreeable to the parties.



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(f)Records.  Each party will maintain a record of the particular Shared
Services rendered by it under this Agreement. Each party will keep these records throughout the term of this Agreement, which records shall be available for inspection by the other party on reasonable request. At the termination of this Agreement, all the records maintained hereunder by the party providing the Shared Services shall be given to the other party procuring such Shared Services. The Provider may retain copies of such records.

4.Direct Billing by Service Vendors.

TMS will use its best efforts to arrange for direct billing to TMCC of fees and costs charged by TMS Service Vendors ("TMS Vendor Fees") performing services for TMCC. Where such direct billing is not possible, TMCC shall reimburse TMS for TMCC's allocated pro-rata share of the TMS Vendor Fees charged for performance of services for TMCC by a TMS Service Vendor. Such reimbursement shall be made by TMCC to TMS after TMCC's receipt of such allocation, accompanied by any supporting documentation.

TMCC will use its best efforts to arrange for direct billing to TMS of fees and costs charged by TMCC Service Vendors ("TMCC Vendor Fees") performing services for TMS. Where such direct billing is not possible, TMS shall reimburse TMCC for TMS' allocated pro-rata share of the TMCC Vendor Fees charged for performance of services for TMS by a TMCC Service Vendor. Such reimbursement shall be made by TMS to TMCC after TMS' receipt of such allocation, accompanied by any supporting documentation.

5.Employees; Standard of Performance. Each party shall furnish, supervise, and control its personnel as is necessary to perform its respective Shared Services under this Agreement. Each party will pay all salaries and expenses of, and all federal, social security, unemployment (federal and state) taxes, and any other payroll or withholding taxes applicable to personnel assigned by the party to perform any Shared Services, and shall comply with all laws or regulations relating to employment of such personnel in connection with the Shared Services. Each party agrees that the Shared Services to be performed by it will be performed in accordance with its normal procedures (as they may be amended from time to time) and using the same level of service and care that it follows in performing services for its own account. Each party agrees that the Shared Services to be performed by it will be performed by qualified employees and in a competent manner.

6.Independent Contractor. Each party will be considered, for all purposes, an independent contractor of the other party, and neither party will, directly or indirectly, act as an agent, servant, or employee of the other party, or make any commitments or incur any liabilities on behalf of the other party without such other party's prior written consent except for those relating to Shared Services to be provided in accordance with this Agreement.


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7.Termination.

(a)Either party may terminate this Agreement in its entirety by giving the other party six months prior written notice. In addition, either party may terminate its obligation to provide or receive a particular Shared Service by giving the other party six months prior written notice.

(b)In the event of default hereunder by either party, the nondefaulting party may give notice of the default to the defaulting party. If the defaulting party does not cure within thirty (30) days of the written notice, the nondefaulting party may terminate this Agreement by giving written notice of termination upon the expiration of thirty (30) days thereafter.

(c)In the event of any termination of this Agreement, each party shall bill the other for all compensation owed for Shared Services performed prior to the termination of the Agreement, and each party shall pay such compensation after receipt of the charges.

8.Confidential Information. Except as required by law, each party agrees not to use or disclose (nor allow any third party (other than a TMS or TMCC Service Vendor) to use or disclose) to anyone other than its employees and designated authorized representatives and the employees and designated authorized representatives of a TMS or TMCC Service Vendor during the term of this Agreement and thereafter any Confidential Information of the other party. For purposes of this Agreement, "Confidential Information" is (a) non-public information of a party contained in any materials delivered to the other party pursuant to this Agreement, including, without limitation, all information transmitted in writing, orally, visually (i.e., video terminal display), electronically or through other means, and (b) non-public information that relates to the business, technologies, know-how, other intellectual property and financial affairs of a party or to that of any customers or affiliates of such party. "Confidential Information" shall not include information that: (a) is or becomes known to the public through no fault of the party charged with keeping such information confidential; (b) becomes known to a party by disclosure from a third party who has a lawful right to disclose the information; or (c) is authorized to be disclosed by the prior written consent of the other party. All Confidential Information of a party shall remain the property of such party. On termination of this Agreement, each party either shall deliver to the other party all Confidential Information of such other party and any other material obtained during the course of performance of the Services hereunder in which the other party has exclusive and proprietary rights, or certify the destruction thereof to the other party, or retain such Confidential Information in full compliance with the confidentiality requirements of this Agreement.

9.Insurance; Risk of Loss. During the term of this Agreement, each party at its own expense will obtain appropriate insurance coverage customarily carried by a company in its line of business and in its location

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Said insurance shall include: (a) commercial general liability insurance with minimum coverage of Ten Million Dollars ($10,000,000) combined single limit per occurrence for bodily injury and/or property damage; and (b) employer's liability insurance in a minimum amount of One Million Dollars ($1,000,000), and worker's compensation insurance in an amount satisfying applicable laws.

Each party shall provide the other with proof of the insurance coverages required hereunder in the form of one or more Certificates of Insurance, upon request.

All insurance coverages required hereunder shall be procured from insurers with an A.M. Best's performance rating of at least A- and with a financial size category of at least Class VII.

TMCC, at its option, may choose to obtain its insurance coverage by participating in insurance programs obtained by TMS, in which case TMCC shall pay its fair share allocation as determined by the parties on a fair, arms length basis.

10.Indemnification. Each party does hereby agree to defend, indemnify, and hold harmless the other party (and its directors, officers, employees, agents, and contractors) from any and all claims and liabilities of any type whatsoever arising out of any negligent act or omission by such party in performing the Shared Services, its officers, employees, agents, or contractors (including with respect to TMS, any TMS Service Vendors and, with respect to TMCC, any TMCC Service Vendors) that may now or hereafter arise out of or result from or be related to the provision of the Shared Services pursuant to this Agreement.

11.Communications. Any and all notices among the parties hereto or in connection herewith shall be in writing, addressed to the party at the notice address set forth below each name on the signature page hereof or such other address as shall be given by either party to the other in writing. All such communications and notices shall be effective, if mailed, five (5) business days after being deposited in the mails with first class postage prepaid, or if given by fax, when sent to the fax number set forth below the names on the signature page hereof or if delivered by electronic mail, by actual delivery to the electronic mail address of the appropriate recipient under this Agreement or if personally delivered, upon such actual delivery to the appropriate recipient under this Agreement.

12.Dispute Resolution.

(a)Escalation. (i)Except for claims for provisional equitable relief, if any party shall have any dispute with respect to the terms and conditions of this Agreement, or any subject matter referred to in or governed by this Agreement, that party shall provide written notification to the other party in the form of a claim identifying the issue and including a detailed reason for the claim. The receiving party shall respond in writing to the claim within thirty (30) days from the date of receipt of the claim document. The party filing the claim shall have an additional ten (10) days after the receipt of the response to either accept the resolution offered by the other party or request that the claim be escalated. (ii) If the above negotiation procedures do not lead to resolution of the claim, then either party by

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written notice to the other may elevate the dispute or claim for resolution to the next level of management ("Senior Manager") responsible for the project of each Party ("Second Level Escalation). Immediately upon issuance of a Second Level Escalation notice by a party, the Senior Managers of each Party shall negotiate in good faith and undertake to resolve such dispute or claim within thirty (30) days of the issuance of the Second Level Escalation notice. (iii) If the immediately preceding negotiation procedures do not lead to resolution of the claim, then either party by written notice to the other may elevate the dispute or claim again for resolution to the Executive Vice President (or similar title) of TMS and the Senior Vice President/General Manager (or similar title) of TMCC for resolution. Upon receipt by the other party of such written notice, the Executive Vice President of TMS and to the Senior Vice President/General Manager of TMCC shall negotiate in good faith and undertake to resolve such dispute or claim within thirty (30) days of the issuance of the notice of such escalation. The location, format, frequency, duration and conclusion of these elevated discussions shall be left to the discretion of the representatives involved. If the negotiations conducted pursuant to this subsection (a) do not lead to resolution of the underlying dispute or claim, then either party may seek alternate dispute resolution pursuant to subsection (b) below. The adherence to or failure to follow these dispute resolution procedures shall not waive either party's rights or duties under this Agreement.

(b)Alternative Dispute Resolution. Except for claims for equitable relief, if any dispute should arise between the parties which cannot be resolved pursuant to subsection (a) above, then before resorting to any other legal remedy the parties shall attempt in good faith to resolve any such controversy or claim by mediation before and in compliance with the rules established by any mutually acceptable alternative dispute resolution organization, (including, but not limited to, Endispute, the Center for Public Resources ("CPR"), the Private Adjudication Center, or what is commonly referred to as Rent-a-Judge). The selection of an organization shall be made within ten (10) business days after notification from one party to the other. If an organization/judge and applicable rules have not been agreed upon within such ten-day period, then the dispute shall be mediated in accordance with the Center for Public Resources Model Procedure for Mediation of Business Disputes, and a single mediator will be chosen by CPR. If the parties are unable to resolve the dispute within sixty (60) days of submission to the mediation organization, then either party may file suit in any court of competent jurisdiction in the County of Los Angeles, State of California.

12.Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that neither party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other; provided further, however, that the foregoing shall not prevent a party from assigning its obligation to provide some or all of the Shared Services to an affiliated entity or a third party vendor.

13.Counterparts. This Agreement may be executed in counterparts, any and all of which when taken together shall constitute one and the same instrument, and each party may execute this Agreement by signing any such counterpart.


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14.Entire Agreement.  This Agreement constitutes the entire and only agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements, arrangements, communications or representations whether oral or written, between the parties relating to the subject matter hereof.

15.Amendments. Any amendment or waiver of any provision of this Agreement shall be in writing and signed by all the parties hereto. No failure or delay by any of the parties hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, and any waiver of any breach of the provisions of this Agreement shall be without prejudice to any rights with respect to any other or further breach hereof.

16.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of California.

17.Survival. Paragraphs 7(c), 8, 9, 10 and 12 above shall survive termination of this Agreement.

18.No Third Party Rights. Nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective permitted successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective authorized representatives as of the date first indicated above.

TOYOTA MOTOR CREDIT CORPORATION              TOYOTA MOTOR SALES, U.S.A., INC.
On behalf of itself and its direct           On behalf of itself and its
and indirect subsidiaries                    direct and indirect
                                             subsidiaries

By: /s/ George E. Borst                      By:/s/ Douglas M. West
Name:   George E. Borst                      Name:  Douglas M. West
Title:  President and                        Title: Senior Vice President
        Chief Executive Officer

Fax:  (310) 468-3501                         Fax:  (310) 468-7808
Notice Address:                              Notice Address:
19001 S. Western Avenue                      19001 S. Western Avenue
Torrance, California 90509                   Torrance, California 90509

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                                                          ATTACHMENT A
                                                          TMS SERVICES

TMS SERVICE               RESPONSIBLE TMS DEPARTMENT      FEE METHODOLOGY

Pension and Savings       Corporate Finance and           1) Direct costs
Management                Accounting                      billed for TMS
                                                          Contributions to
                                                          TMCC employees'
                                                          pension and savings
                                                          plans (i.e. annual
                                                          pension cost and
                                                          employer match);
                                                          plus 2) TMS
                                                          administration fee
                                                          based on TMCC
                                                          Headcount Ratio.

Internal Audit            Corporate Finance and           TMS administration
                          Accounting                      fee based on TMCC
                                                          Headcount Ratio

Accounts Payable          Corporate Finance and           Direct bill based
                          Accounting                      upon annual volume
                                                          of checks
                                                          processed, on a per
                                                          check charge

Payroll                   Corporate Finance and           1)Vendor Fee; plus
                          Accounting                      2)TMS
                                                          Administration fee
                                                          Based on TMCC
                                                          Headcount Ratio

Tax administration,       Corporate Tax                   TMS administration
Processing and                                            fee based on TMCC
Reporting                                                 Headcount Ratio

Associate Services        Corporate Services              Actual costs and
(Dining facilities,                                       expenses incurred
fitness center,                                           by TMCC
cleaners)

Vehicle Services          Corporate Services              Actual costs and
(company car,                                             expenses incurred
employee lease, etc)                                      by TMCC

Material Distribution     Corporate Services              Actual costs and
Center (copy services,                                    expenses incurred
Mail delivery and                                         by TMCC
Supplies at Torrance HQ)


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Real Estate and           Corporate Services              Actual pro rata
Facilities                                                costs per square
(administration and                                       foot of usable
project Headquarters                                      space based on
facilities and Field                                      TMCC occupancy
facilities)

Human Resources           Human Resources Dept.           TMS administration
Administration                                            fee based on
(employee compensation                                    estimated use by
and benefits, HR systems)                                 TMCC of TMS HR Dept

Legal and Risk            Legal Department                Pro rata share of
Management:                                               actual TMS
Business law, product                                     associate costs per
liability defense, risk                                   use of TMS Legal
management (insurance                                     associate time by
coverage for TMCC)                                        TMCC.

Information Systems:      IS Department                   Charge by IS based
Administration of                                         on estimated use of
Architecture and                                          IS facilities
Infrastructure for                                        programs and
Telecommunications,                                       services by TMCC
Network, mainframe
systems, and production
services and support

University of Toyota      University of Toyota            Charge per course
(education and training                                   for courses
programs for Associates                                   attended or
and Dealer personnel)                                     requisitioned by
                                                          TMCC

TMS Purchasing/Contracts  Corporate Services              Allocation of costs
Administration                                            based on TMCC share
                                                          Of total contracts
                                                          Handled by
                                                          Purchasing

Travel Services           Corporate Services              Actual costs and
                                                          Expenses incurred
                                                          By TMCC

Security, Disaster        Corporate Safety and            TMS administration
Management, Emergency     Environmental Management        fee based on TMCC
Planning                                                  Headcount Ratio.



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                                                          ATTACHMENT B
                                                          TFS SERVICES

TMCC SERVICE              RESPONSIBLE TMCC DEPARTMENT     FEE METHODOLOGY

Customer Retention        Toyota Financial Services       50% of the TFSC
Services                  Center-Iowa                     Customer Services
                                                          Department's annual
                                                          Costs

Associate lease and       Vehicle Remarketing             Administration fee
Fleet vehicles            Department                      based upon the
Remarketing                                               number of TMS units
                                                          Relative to overall
                                                          Units remarketed.

Administer the Executive  Commercial Finance              Difference between
Home Loan Program         Department                      market and contract
                                                          Interest rates for
                                                          TMS VPs and above.